EXHIBIT 5.1

                       AKERMAN, SENTERFITT & EIDSON, P.A.
                           350 East Las Olas Boulevard
                                   16th Floor
                         Fort Lauderdale, Florida 33301


January 27, 2000

nStor Technologies, Inc.
100 Century Boulevard
West Palm Beach, Florida  33417

         Re:      Registration Statement on Form S-3 (File No. 333-94935)

Gentlemen:

You  have  requested  our  opinion  in  connection  with  the   above-referenced
registration statement, (the "Registration Statement"), under which (i) certain shareholders intend to offer and sell in a public offering, from time to time, an aggregate of 1,878,462 shares of the common stock, $.05 par value per share (the "Common Stock"), of nStor Technologies, Inc. (the"Company") issued to such shareholders in exchange for the cancellation of certain promissory notes issued by the Company in favor of such shareholders (the "Exchange Shares"); (ii) Mr. Harris Ravine intends to offer and sell in a public offering 80,000 shares of Common Stock issued to Mr. Ravine in connection with the termination of his employment with the Company (the "Ravine Shares") and (iii) Mr. Lawrence F. Steffann intends to offer and sell in a public offering 43,479 shares of Common Stock issued to Mr. Steffann in connection with the termination of his employment with the Company (the "Steffann Shares" and together with the Exchange Shares and the Ravine Shares, the "Shares").

We have reviewed copies of the Restated Certificate of Incorporation, as amended, and Restated Bylaws of the Company, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       Akerman, Senterfitt & Eidson, P.A.